Advance Agreement

Party A:  Wei Li
Party B:  Kiwa Bio-Tech Products (Shandong) Co., Ltd.

The Advance Agreement is signed on June 30, 2007 by both parties, to clarify the following advance transactions:

1.	During June 2007, Party A advanced an aggregate sum of RMB 336,432.46 (i.e. US$44,177.33) to Party B in China.

2.
Both parties agreed the abovementioned advances bear interest at 6% per annum starting from June 30, 2007. Party A agreed that Party B could repay the advances aperiodically when the Company’s cash flow circumstances permit. At the same time Party B agreed to settle the advances within 180 days since June 30, 2007.

3.
Both parties agreed that Party B will issue to Party A warrants that entitle Party A to purchase up to 220,886 shares of common stock based on the conversion price specified in Clause 4. Party A shall have the right to exercise the warrants within next 24 months.

4.
Conversion: At the option and instruction of Party A, Party A shall at any time make an application to exercise any warrants for the issuance of shares of Party B’s holding company, Kiwa Bio-Tech Products Group Corporation (“KWBT”). Party A shall have the right to exercise the warrants based on a conversion price equal to the closing quote (US$0.1055) of the shares of KWBT, listed on the Over-the-counter Bulletin Board (the “Shares”) on June 29, 2007. Party A shall have unlimited piggyback right.

Party A:	Wei Li

/s/ Wei Li

Party B:	Kiwa Bio-Tech Products (Shandong) Co. Ltd.

/s/ Lianjun Luo
Director

Date: June 30, 2007